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                                                                    Exhibit 99.1


                       BANC  OF  AMERICA  SPECIALTY FINANCE, INC.
                           ANNUAL OFFICER CERTIFICATE

                       NationsCredit Grantor Trust 1996-1



The undersigned certifies that he is a Senior Vice President of Banc of America Specialty Finance, Inc. formerly NationsCredit Distribution Finance, Inc., a Georgia corporation (the "Servicer"), and that as such he is duly authorized to execute and deliver this certificate on behalf of the Servicer pursuant to
Section 13.10 of the Pooling and Servicing Agreement dated as of January 31, 1996 among NationsCredit Securitization Corporation, NationsCredit Commercial Corporation and Bankers Trust Company (the 'Agreement') and further certifies that ( i ) a review of the activities of the Servicer during the period January 1, 2000 up to and including December 31, 2000 and of its performance under the Agreement has been made and (ii) based on such review, the Servicer has fulfilled all of its obligations under the Agreement throughout the past year up to and including December 31, 2000.

IN  WITNESS  WHEREOF,  I  have affixed hereto my signature this the 27th day of
                                                                    ----
March,  2001.

                                   Banc  of  America  Specialty  Finance,  Inc.



                                   By  /s/  CHRISTOPHER  SPOENEMAN
                                       ---------------------------
                                            Christopher  Spoeneman
                                            Senior Vice President



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